Exhibit 99.1

Gladstone Land Corporation Announces Common Stock Offering

MCLEAN, VA, December 10, 2015 – Gladstone Land Corporation (NASDAQ:LAND) (the “Company”) today announced that it plans to sell approximately 1,100,000 shares of its common stock in an underwritten public offering. The Company also plans to grant the underwriters a 30-day option to purchase approximately 165,000 additional shares of common stock to cover over-allotments, if any. Janney Montgomery Scott LLC, Ladenburg Thalmann & Co. Inc., Oppenheimer & Co. Inc., and Wunderlich Securities, Inc., are serving as the joint book-running managers for the offering, and Maxim Group LLC is serving as a co-manager.

The Company intends to use the net proceeds from this offering to repay existing indebtedness, fund pending and future property acquisitions and for other general corporate purposes.

The offering is being conducted as a public offering under the Company’s effective shelf registration statement filed with the Securities and Exchange Commission (File No. 333-194539). To obtain a copy of the preliminary prospectus supplement and the final prospectus supplement (when available) for this offering, please contact Janney Montgomery Scott LLC at 60 State Street, Boston, MA 02109, Attention: Equity Capital Markets Group, or email prospectus@janney.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Gladstone Land Corporation:

Gladstone Land Corporation is a publicly-traded agricultural real estate investment trust that owns farmland and farm-related properties located in major agricultural markets in the United States. The Company is not a grower but is only a landlord, leasing its farms to corporate and independent farmers. The Company currently owns 42 farms, comprised of 15,571 acres in 6 different states across the U.S., valued at approximately $269 million. The current distribution is $0.04 per month per common share. Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk

Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 24, 2015 and our other filings with the Securities and Exchange Commission including the preliminary prospectus supplement and the final prospectus supplement (when available). The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Gladstone Land Corporation

For further information: Gladstone Land, 703-287-5893